Exhibit 16.1

November 10, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Technip Energies B.V. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4(d) of Form F-1 of Technip Energies B.V. dated November 10, 2020. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Houston, TX

Attachment

Attachment:

(a)(1) Previous independent registered public accounting firm.

(i)              On October 21, 2019, we dismissed PricewaterhouseCoopers LLP, which is based in the United States, as our independent registered public accounting firm.

(ii)             The reports of PricewaterhouseCoopers LLP on the financial statements for the fiscal years ended December 31, 2018 and 2017 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii)           Our Audit Committee participated in and approved the decision to change our independent registered public accounting firm.

(iv)          During the fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through October 21, 2019, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the financial statements for such years.

(v)             During the fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through October 21, 2019, there were no “reportable events” (as defined in Item 16F(a)(1)(v) of Form 20-F).